As filed with the Securities and Exchange Commission on January 10, 1997
                                               Registration No. 333 - [ _____ ]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               PRIME RETAIL, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Maryland                                       52-1836258
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

       100 East Pratt Street
       Nineteenth Floor
       Baltimore, Maryland                                               21202
---------------------------------------                               ----------
(Address of principal executive offices)                              (zip code)

                               MICHAEL W. RESCHKE
                              CHAIRMAN OF THE BOARD
                               PRIME RETAIL, INC.
                              100 EAST PRATT STREET
                                NINETEENTH FLOOR
                            BALTIMORE, MARYLAND 21202
                                 (410) 234-0782
                -------------------------------------------------
                (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Wayne D. Boberg, Esq.
                              Steven J. Gavin, Esq.
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                             CALCULATION OF REGISTRATION FEE

================================================================================================
                                                     PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                       AGGREGATE                AMOUNT OF
          SECURITIES TO REGISTERED (1)              OFFERING PRICE (2)(3)       REGISTRATION FEE
 --------------------------------------------       --------------------        ----------------
Preferred Stock, $.01 par value per share (4)
 Depositary Shares (5)........................
 Preferred Stock Warrants.....................
 Common Stock, $.01 par value per share (6)...
 Common Stock Warrants........................
------------------------------------------------------------------------------------------------
          Total...............................          $100,000,000             $ 30,300.03 (7)
================================================================================================
                                                                        (FOOTNOTES ON NEXT PAGE)

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

(Footnotes continued from previous page)

(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase securities covered hereby. Such contracts would be issued with the applicable securities covered hereby. In addition, Offered Securities (as defined below) registered hereunder may be sold separately, together or as units with other Offered Securities registered hereunder.
(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Stock that is issued upon conversion of Preferred Stock or Depositary Shares registered hereunder or upon exercise of the Common Stock Warrants registered hereunder, as the case may be. The aggregate maximum offering price of all Offered Securities issued pursuant to this Registration Statement will not exceed $100,000,000.
(4) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices or issuable upon conversion of Preferred Stock Warrants registered hereunder and which may be issued in one or more series.
(5) To be evidenced by Depositary Receipts representing an interest in a specified portion of a share of Preferred Stock.
(6) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion of Preferred Stock or Depositary Shares registered hereunder or upon the exercise of Common Stock Warrants registered hereunder, as the case may be.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

                 SUBJECT TO COMPLETION, DATED JANUARY ____, 1997

PROSPECTUS

                                  $100,000,000

                               PRIME RETAIL, INC.
          PREFERRED STOCK, DEPOSITARY SHARES, PREFERRED STOCK WARRANTS,
                     COMMON STOCK AND COMMON STOCK WARRANTS


         Prime Retail, Inc. (the "Company") may from time to time offer in one or more series (i) shares of preferred stock, $.01 par value per share ("Preferred Stock"), of the Company, (ii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), (iii) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"), with an aggregate public offering price of up to $100,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering, (iv) shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company, or (v) warrants to purchase shares of Common Stock (the "Common Stock Warrants"). The Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock and Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

         The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, exchange, voting and other rights, and any initial public offering price; (ii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iii) in the case of Preferred Stock Warrants, a description of the Preferred Stock for which each warrant will be exercisable and the duration, offering price, exercise price and detachability; (iv) in the case of Common Stock, any initial public offering price; and (v) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

         The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

         SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE OFFERED SECURITIES.

         The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               The date of this Prospectus is January _____, 1997

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus or an applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and any applicable Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  information   requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement as well as periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

         The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Registration Statement has been filed with the Commission through EDGAR.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Form 10-K/A-1 dated May 3, 1996.

         2.       Quarterly   Reports  on  Form  10-Q  for  the  quarters  ended
                  March  31,  1996,  June 30,  1996 and September 30, 1996.

         3. The Company's Current Reports on Form 8-K dated January 11, 1996, February 26, 1996, April 1, 1996, April 29, 1996, June
                  6, 1996 and the Company's Current Report on Form 8-K dated November 1, 1996, as amended by Form 8-K/A dated December 31, 1996.

         Each document filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Offered Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         Copies of all documents which are incorporated by reference herein and in any applicable Prospectus Supplement (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus and such Prospectus Supplement are delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 (telephone number: (410) 234-0782).

                                   THE COMPANY

         The Company is a self-administered and self-managed REIT that develops, owns and operates factory outlet centers in the United States. Based upon industry publications, the Company believes it is one of the largest owners and operators of factory outlet centers in the United States. As of September 30, 1996, the Company's portfolio included 17 factory outlet centers in 14 states with 4.5 million square feet of gross leasable area ("GLA") that was 95% leased. As a fully-integrated real estate firm, the Company provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Properties"). The Properties are held and all of the Company's business and operations are conducted through Prime Retail, L.P. (the "Operating Partnership"). The Company controls the Operating Partnership as its sole general partner and is dependent upon the distributions or other payments from the Operating Partnership in order to meet its financial obligations.

         As of September 30, 1996, the Company held all of the Senior Preferred Units (the "Senior Preferred Units") and Convertible Preferred Units (the "Convertible Preferred Units") of partnership interests in the Operating
Partnership. In addition, the Company owned 61.2% of the Common Units of partnership interest in the Operating Partnership (the "Common Units"). The balance of the Common Units were held by the limited partners of the Operating Partnership (the "Limited Partners").

         Each Senior Preferred Unit and Convertible Preferred Unit (collectively, the "Preferred Units") entitles the Company to receive distributions from the Operating Partnership in an amount equal to the dividend declared or paid in respect of a share of the Company's Series A Senior Preferred Stock, $.01 par value per share (the "Senior Preferred Stock") and Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share ("Convertible Preferred Stock"), respectively, prior to the payment by the Operating Partnership of distributions in respect of Common Units. Pursuant to the partnership agreement governing the Operating Partnership (the "Operating Partnership Agreement"), the Operating Partnership must pay a preferential distribution (the "Preferential Distribution") of $0.295 in each quarter (plus any Preferential Distribution that is unpaid in any previous quarter) for each Common Unit held by the Company (the amount of such units is equal to the number of outstanding shares of Common Stock and totaled 13,404,652 as of September 30,
1996) before any distributions may be paid in respect of the Common Units held by the Limited Partners of the Operating Partnership (which totaled 8,505,472 as of September 30, 1996). The Operating Partnership Agreement provides that any quarterly distributions made by the Operating Partnership in excess of the Preferential Distribution must first be allocated pro rata among the Common Units held by the Limited Partners up to $0.295 for each such Common Unit and then be allocated pro rata among all of the Common Units. The Operating Partnership Agreement further provides that the Preferential Distribution will terminate only after the Operating Partnership has paid quarterly distributions of at least $0.295 in respect of all of the Common Units during four successive quarters without distributing more than 90% of its Funds from Operations ("FFO") (calculated in the manner discussed below) in respect of the Convertible Preferred Units and Common Units after payment in full of the distributions for the Senior Preferred Units in any such quarter. Once the Preferential Distribution is terminated, distributions with respect to the Common Units will be allocated pro rata among all of the holders thereof. Based on Common Units and Preferred Units outstanding as of September 30, 1996, in order to terminate the Preferential Distribution, the Company must generate FFO on a quarterly basis in excess of $10,347,346 for four consecutive quarters (the "Threshold Amount").

         In March 1995, NAREIT established guidelines clarifying the definition of FFO (as so modified, the "New Definition"). The Company reports FFO both under the old definition employed by NAREIT (the "Old Definition") and the New Definition. The primary difference between the Old Definition and the New Definition is that under the New Definition amortization of capitalized debt costs and depreciation of non-real estate assets are not added back to net income as determined under generally accepted accounting principles ("GAAP"). For purposes of the Operating Partnership Agreement and determining whether the Threshold Amount has been achieved, FFO is calculated using the Old Definition and is defined as net income (loss) (determined in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.

         Subject to certain conditions, each Common Unit held by a Limited Partner may be exchanged for one share of Common Stock (subject to adjustment) or, at the option of the Company, cash equal to the fair market value of a share of Common Stock at the time of exchange. Pursuant to the Operating Partnership Agreement, 7,951,675, or approximately 93% of the Common Units held by the Limited Partners, are prohibited from being exchanged into Common Stock (or cash) until the later of March 22, 1997 or the termination of the Preferential Distribution without the consent of the Company and Friedman, Billings, Ramsey & Co., Inc., the underwriter engaged in the Company's initial public offering.

         The Company is a Maryland corporation that was incorporated in July 1993. The Company's executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202 and its telephone number is (410) 234-0782.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the matters described below.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

         As of September 30, 1996, the Prime Group, Inc. ("PGI") owned Common Units representing a 35.4% common equity interest in the Operating Partnership. Because of PGI's ownership interest in the Operating Partnership and the fact that Michael W. Reschke, Chairman of the Board and Director, and Glenn D. Reschke, Executive Vice President,are owners of PGI, PGI may be in a position to exercise significant influence over the affairs of the Company. PGI owns substantial interests in income producing properties unrelated to the Properties. Under the terms of his employment agreement with the Company, Michael W. Reschke is permitted to devote a considerable portion of his time to the management of such interests.

ADVERSE IMPACT OF THE FAILURE TO CONTINUE TO QUALIFY AS A REIT

         The Company believes it qualifies and intends to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its stockholders so long as it distributes currently to its stockholders at least 95% of its taxable income (excluding any net capital gain) each year.

         No assurance can be given that the Company will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within the Company's control. In the case of a REIT such as the Company that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If the Company were to fail to maintain qualification as a REIT in any taxable year, the Company would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to stockholders due to the additional tax liability of the Company for the years involved.

EFFECT OF REIT DISTRIBUTION REQUIREMENTS

         To maintain its status as a REIT for federal income tax purposes, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income plus 100% of its undistributed income from prior taxable years.

         The Company intends to continue to pay distributions and dividends to its stockholders to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. The Company anticipates that cash flow from operations, including its share of distributions from the Operating Partnership, will be sufficient to enable it to pay its operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, the Company could have taxable income without sufficient cash to enable the Company to meet the REIT distribution requirements. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements.

RISKS RELATED TO THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY, THE COMPETITION WITHIN THE INDUSTRY AND THE COMPANY'S LIMITED OPERATING HISTORY AND RAPID GROWTH

         The Relatively Short History of the Outlet Center Industry. The outlet center business is a relatively young and growing segment of the retailing industry. There can be no assurance that this segment of the retail industry will continue to grow in the future. Further, as this segment of the retailing industry grows or matures, there can be no assurance that the advantages offered by this business to consumers and manufacturers will continue. Growth in this segment also may be limited by certain intrinsic characteristics of the outlet market. The outlet center business depends, in part, on the pricing differential between goods sold in the factory outlet centers and similar or identical goods sold in traditional department stores or retail establishments. While this pricing differential results in part because of lower operating costs resulting from the elimination of distribution channels and the reduced rent and overhead at factory outlet centers, there can be no assurance that traditional retailers will not compete aggressively to regain sales nor can there be any assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods.

         Competition from Other Factory Outlet Centers. There are numerous developers and real estate companies that are engaged in the development or ownership of factory outlet centers and compete with the Company in seeking merchants for factory outlet centers. This results in competition for prime locations and for merchants who operate outlet center stores, particularly for those manufacturers featuring quality and designer brand name merchandise with proven customer drawing power.

         Because several of the Company's factory outlet centers are located in relatively undeveloped areas, there are often other potential sites near the Company's factory outlet centers that may be developed into factory outlet centers by competitors. As of September 30, 1996, five projects in the Company's portfolio, Gulf Coast Factory Shops (Ellenton, Florida), Magnolia Bluff Factory Shops (Darien, Georgia), Ohio Factory Shops (Jeffersonville, Ohio), Oxnard Factory Outlet (Oxnard, California), and San Marcos Factory Shops (San Marcos, Texas), were located within twelve miles of competing factory outlet centers and thus are subject to existing competition. The development of an outlet center with a more convenient location or lower rents may attract the Company's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and, accordingly, may affect adversely the business, revenues and/or sales volume of the Company's factory outlet centers.

         Competition from Traditional Full Price Retailers and Others. Most of the merchandise produced by manufacturers is sold through traditional full price retail channels, such as large department stores and other mass merchandisers. Manufacturers generally do not wish to jeopardize retail relationships by locating their outlet stores in locations that directly compete with traditional retailers. As a result, the Company's factory outlet centers are typically constructed at least 20 miles from the nearest regional mall. These locations are generally less attractive to consumers because they tend to require more travel time. A reduction of pricing discounts by manufacturers, increased competition by traditional retailers or a perception by consumers that such pricing differentials are not significant would reduce the competitive advantage offered by outlet stores to consumers and, consequently, adversely affect the business, revenues and/or sales volume of the Company's factory outlet centers. There can be no assurance that the factory outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods, such as discount shopping clubs, "off-price" retailers, direct mail and telemarketing.

         Limited Operating History and Rapid Growth. Since the Company opened its first factory outlet center in 1989, its outlet center portfolio has increased to approximately 4.5 million square feet of GLA as of September 30, 1996. The Company expects to continue to experience growth through the development of new factory outlet centers, the expansion of existing factory outlet centers and the selective acquisition of factory outlet centers. The risk that the Company may be unable to control and manage its growth effectively could have a material adverse effect on the Company. There can be no assurance that any of the Company's current development or expansion activities will ultimately result in profitable operations or that the Company will be able to continue to achieve its growth objectives.

         Risks Associated with the Retail Industry. The factory outlet center market is a component of the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and/or may be less likely to renew existing leases at factory outlet centers or to expand distribution channels into new factory outlet centers.

RISKS OF DEVELOPMENT ACTIVITIES

         The Company intends to continue to pursue development activities as opportunities arise. The Company will incur risks in connection with such development activities in addition to those applicable to the ownership and operation of the Properties. These risks include the risks that development opportunities explored by the Company may be abandoned or delayed, that construction costs of a project may exceed original estimates, that occupancy rates and rents at a completed project will not be sufficient to make the project profitable, and that the Company may be unable to obtain any required governmental approvals or permits. The occurrence of any of the foregoing may adversely affect the ability of the Company to pay expected distributions or dividends to stockholders.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

         Following the initial public offering in 1994, the Company established a policy of not incurring debt that would result in a debt to total market capitalization of more than 50%. In 1995, the Company modified this policy to increase such limit to 60%. Such increase responded primarily to the substantial decline in the market prices of the Company's publicly traded equity securities and the significant increase in the Company's total debt related to its property development activities. There can be no assurance, however, that this policy will not be further modified to enable the Company to become more highly leveraged. Moreover, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company might incur. If the Company were to become more highly leveraged, the resulting increase in the Company's debt service obligations could adversely affect the Company's available cash flow and ability to make expected distributions to stockholders and increase the risk of default on the Company's obligations.

GENERAL REAL ESTATE INVESTMENT RISKS

         General. Investments in the Company will be subject to the risks incident to the ownership and operation of commercial retail real estate. These include the risks normally associated with changes in national economic or local market conditions, competition for merchants from other retail properties, including other factory outlet centers, changes in market rental rates, and the need to periodically renovate, repair and relet space and to pay the costs thereof.

         Equity real estate investments are relatively illiquid compared to most financial assets and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Substantially all of the Properties are factory outlet centers. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any of the Company's factory outlet centers fails to succeed, either because the concept of the factory outlet center has lost favor or because of poor results at an individual center, the ability of the Company to convert the center to an attractive alternative use or to sell the center to recoup the Company's investment may be limited. Should such an event occur, the Company's income and available cash flow would be adversely affected.

         Bankruptcy of Merchants. Because rental income is a principal source of operating revenue for the Company, the Company's financial condition and results of operations would be adversely affected if a significant number of the Company's merchants were unable to meet their lease obligations and if, following such defaults, the Company was unable to relet the space to new merchants on economically favorable terms. Moreover, the bankruptcy or insolvency of a single major merchant may have an adverse effect on the income produced by certain Properties. In the event of default by a lessee, the Company may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting such space in the Properties.

         Renewal of Leases and Reletting of Space. The Company is subject to the risks that, upon expiration of leases for space located in the Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations or concessions to merchants) may be less favorable than current lease terms. In general, the leases relating to the Company's factory outlet centers have a term of five to seven years with an option to renew for a period equal to the length of the initial term. Because substantially all of the Company's factory outlet centers were constructed during the past five years, the Company does not have an extensive history of lease renewals with respect to its current portfolio of leases. If the Company is unable to promptly relet or renew its leases for all or a substantial portion of the space currently leased, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, or if the Company's reserves for renovations and concessions prove to be inadequate, then the Company's cash flow and, consequently, the Company's ability to pay expected dividends to stockholders may be adversely affected.

         Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness on the Properties or that the terms of such refinancing will not be as favorable to the Company as the terms of existing indebtedness and the risk that necessary capital expenditures for purposes such as renovations and reletting space will not be able to be financed on favorable terms.

         Uninsured Loss. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or, in certain locations, earthquakes) that may be either uninsurable or not economically viable. Should an uninsured loss occur, the Company could lose its capital investment and/or the anticipated profits and cash flow from one or more Properties.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

         Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or under its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of environmentally hazardous substances, or the failure to properly remediate such substances when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties, and the Company is not aware of any other environmental condition with respect to any of the Properties that could materially adversely affect the Company's financial condition or results of operations. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect the Company's ability to pay dividends to stockholders.

OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION

         For the Company to maintain its qualification as a REIT, not more than 50% in value of the Company's outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company other than the first taxable year for which the election to be taxed as a REIT has been made (the "five or fewer" requirement). The Amended and Restated Articles of Incorporation of the Company (the "Charter") contains certain restrictions on the ownership and transfer of the Company's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that the Company will be able to satisfy the "five or fewer" requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of the Company's capital stock. If the Company fails to satisfy the "five or fewer" requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to its stockholders due to the additional tax liability of the Company for the years involved.

         The Charter currently prohibits ownership, either directly or under the applicable attribution rules of the Code, of more than 9.9% of the outstanding shares of Common Stock or the acquisition or beneficial ownership of shares of Convertible Preferred Stock by a holder if, as a result of such acquisition or beneficial ownership, such holder acquires or beneficially owns shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital, including stock (the "Convertible Preferred Stock Ownership Limit") or the ownership of more than 10.0% of the outstanding shares of Senior Preferred Stock by any holder subject to certain important exceptions.

         The board of directors of the Company (the "Board of Directors" or the "Board") may, subject to the receipt of certain representations as required by the Charter and a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. Any attempted transfer of shares to a person who, as a result of such transfer, would violate the ownership limitations set forth in the Charter will be deemed void and the shares purportedly transferred would be converted into shares of a separate class of capital stock with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of the capital stock in excess of the ownership limitations set forth in the Charter generally will result in the conversion of those shares into shares of a separate class of capital stock with no voting rights and no rights to distributions.

         Limiting the ownership of more than 9.9% of the outstanding shares of Common Stock, the acquisition or beneficial ownership of shares of Convertible Preferred Stock in excess of the Convertible Preferred Stock Ownership Limit, and the ownership of more than 10.0% of the outstanding shares of Senior Preferred Stock by certain stockholders may (i) discourage a change of control of the Company, (ii) deter tender offers for such stock, which offers may be attractive to the Company's stockholders, or (iii) limit the opportunity for stockholders to receive a premium for their stock that might otherwise exist if an investor attempted to assemble a block of stock in excess of 9.9% of the outstanding shares of Common Stock, the Convertible Preferred Stock Ownership Limit, and 10.0% of the outstanding shares of Senior Preferred Stock or to effect a change of control of the Company.

                                 USE OF PROCEEDS

         The Company is required by the terms of the Operating Partnership Agreement to invest the net proceeds of any sale of any Offered Securities in exchange for Preferred Units or Common Units with preferences and rights corresponding to such Offered Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Offered Securities for general corporate purposes, including the development or acquisition of additional properties, the expansion and improvement of certain Properties, and the repayment of certain indebtedness outstanding at such time. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                        EXCESS OF COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDENDS OVER EARNINGS

         The following table sets forth the excess of fixed charges and preferred stock dividends over earnings for the Company and Prime Retail Properties, the predecessor to the Company (the "Predecessor"), for the periods indicated (in thousands).

                      The Company                                          The Predecessor (1)
-----------------------------------------------------    -------------------------------------------------
      Nine Months
   Ended September 30,    Year Ended   Period March 22    Period Jan. 1        Year  Ended December 31,
-----------------------    Dec. 31,      to Dec. 31,       to March 21,   --------------------------------
  1996          1995         1995           1994              1994         1993        1992         1991
 -------       -------     --------     ------------      ------------    -------     -------     --------
 $(10,164)   $(8,881)     $(11,312)       $(8,185)          $(2,366)      $(4,423)    $(7,500)    $(7,328)

----------------------------------------
(1)  Reflects  results  of  operations  of eleven  predecessor  partnerships,  the 40%  interest  in predecessor  partnerships that  previously  owned two of the Properties and the  management and development  operations acquired by the Company in connection  with its initial public offering in March 1994.

         For purposes of the foregoing computations,  earnings consist of income
(loss) before minority interests less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred stock dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred stock dividends or distributions.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

         The Company may offer under this Prospectus Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock, Common Stock Warrants or any combination of the foregoing, either individually or as units consisting of two or more Offered Securities. The aggregate offering price of Offered Securities offered by the Company will not exceed $100,000,000. If Offered Securities are offered as units, the terms of the units will be set forth in a Prospectus Supplement.

                         DESCRIPTION OF PREFERRED STOCK

         As of September 30, 1996, the Company had issued and outstanding 2,300,000 shares of Preferred Stock designated as 10.5% Series A Senior Cumulative Preferred Stock (the "Senior Preferred Stock") and 2,806,000 shares of Preferred Stock designated as 8.5% Series B Cumulative Participating Convertible Preferred Stock (the "Convertible Preferred Stock"). The Board has the authority to issue 15,000,000 additional shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

         Subject to the preferential rights of any series of Preferred Stock ranking senior as to dividends to the Senior Preferred Stock and to the provisions of the Company's Charter regarding Excess Stock (as defined therein), holders of shares of the Senior Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share of Senior Preferred Stock equal to $2.625 per annum. In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Senior Preferred Stock, the holders of shares of Senior Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date of payment. On and after March 31, 1999, the Senior Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, initially at a redemption price of $26.75 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid dividends, if any, to the redemption date. The Senior Preferred Stock has no stated maturity and will not be entitled to the benefit of any sinking fund. Holders of the Senior Preferred Stock do not have any voting rights, except (i) whenever dividends on any shares of the Senior Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of such shares of Senior Preferred Stock will be entitled to vote for the election of two additional directors of the Company;
(ii) so long as any shares of the Senior Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Senior Preferred Stock outstanding at the time, authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with the Senior Preferred Stock with respect to dividend and liquidation, dissolution and winding up rights; or (iii) as otherwise from time to time required by law. In addition, so long as any shares of the Senior Preferred Stock remain outstanding, the Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock, Convertible Preferred Stock and Common Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting. Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 10.0% of the outstanding shares of Senior Preferred Stock, and no holder that owns an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant, may own, directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Senior Preferred Stock. See "Description of Common Stock -- Restrictions on Ownership and Transfer."

         Subject to the preferential rights of the Senior Preferred Stock and any other series of Preferred Stock ranking senior as to dividends to the Convertible Preferred Stock and to the provisions of the Charter regarding Excess Stock, holders of shares of the Convertible Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of distributions and dividends, cumulative preferential cash dividends in an amount per share of Convertible Preferred Stock equal to the greater of (i) $2.125 per annum or (ii) the distributions and dividends on number of shares of Common Stock (or fraction thereof) into which a share of Convertible Preferred Stock will be convertible on or after March 31, 1997. Shares of Convertible Preferred Stock currently outstanding are quoted in the Nasdaq National Market under the trading symbol "PRMEP". In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date of payment. On and after March 31, 1999, the Convertible Preferred Stock may be redeemed for cash at the option of the Company, in whole or in part, initially at a redemption price of $27.125 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid dividends, if any, to the redemption date. The Convertible Preferred Stock has no stated maturity and will not be entitled to the benefit of any sinking fund. Holders of the Convertible Preferred Stock do not have any voting rights, except (i) whenever dividends on any shares of the Convertible Preferred Stock have been in arrears for six or more consecutive quarterly periods, the holders of such shares of Convertible Preferred Stock will be entitled to vote for the election of two additional directors of the Company; (ii) so long as any shares of the Convertible Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of shares of the Convertible Preferred Stock outstanding at the time, authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Convertible Preferred Stock with respect to dividend and liquidation, dissolution and winding up rights; or (iii) as otherwise from time to time required by law. In addition, so long as any shares of the Convertible Preferred Stock remain outstanding, the Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock, Convertible Preferred Stock and Common Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting. Subject to certain exceptions, holders of the Convertible Preferred Stock have the right, as provided in the Charter, exercisable on or after March 31, 1997, except in the case of Convertible Preferred Stock called for redemption, to convert all or any of the Convertible Preferred Stock into shares of Common Stock at the conversion price of $20.90 per share of Common Stock, subject to adjustment upon the occurrence of certain events. The number of shares of Common Stock or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of the certain events. Subject to certain exceptions specified in the Charter, no holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or beneficially own shares of Convertible Preferred Stock if, as a result of such acquisition or beneficial ownership, such holder beneficially owns shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital stock. See "Description of Common Stock -- Restrictions on Ownership and Transfer."

         The preceding summary of the terms of the Senior Preferred Stock and the Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter.

         The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws (the "Bylaws") and any applicable amendment to the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

GENERAL

         Subject to the limitations prescribed by Maryland law and the Charter, the Board is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company.

         The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

        (1)  The title and stated value of such Preferred Stock;

        (2)  The  number  of  shares  of  such  Preferred  Stock  offered,   the
             liquidation preference per share and the offering price of such Preferred Stock;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

        (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

        (6)  The provision for a sinking fund,if any, for such Preferred Stock;

        (7)  The provision  for  redemption,  if  applicable,  of such Preferred
             Stock;

        (8)  Any listing of such Preferred Stock on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

        (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

        (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

        (12) A discussion of certain material federal income tax considerations applicable to such Preferred Stock;

        (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (14) Any limitation on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (15) Any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Stock, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

         Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and any Excess Stock of such class, and to all equity securities of the Company other than those referred to in clauses (ii) and (iii) below; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be.
The term "equity securities" does not include convertible debt securities.

DIVIDENDS

         Holders of the Preferred Stock of each series will be entitled to receive cash dividends, when, as and if declared by the Board, out of funds legally available for the payment of, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board.

         Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

         Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other equity securities of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the Common Stock, Excess Stock or any other equity securities of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company nor shall any Common Stock, Excess Stock or any other equity securities of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other equity securities of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

         If, for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the

Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

         If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of equity securities of the Company, the terms of such Preferred Stock may provide that, if no such equity securities shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable equity securities of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for equity securities of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

         If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, such Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, Excess Stock or any other class or series of equity securities of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full
liquidating  distributions  to   which  they  would  otherwise  be  respectively
entitled.

         If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity securities ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

         Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

         Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Company's Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTION ON OWNERSHIP

         As discussed below under "Description of Common Stock -- Restrictions on Ownership and Transfer," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain certain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

         The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

         A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

         In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

         No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL

         Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION

         Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company. See "Description of Preferred Stock -- Redemption."

VOTING

         Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

         In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION

         The Depositary Shares, as such, will not be convertible into shares of Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See "Description of Preferred Stock -- Restrictions on Ownership." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

         Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

         A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange.
In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

         A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

         Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

         In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                           DESCRIPTION OF COMMON STOCK

GENERAL

         The authorized capital stock of the Company includes 75,000,000 shares of Common Stock, par value $.01 per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. As of September 30, 1996, there were 13,404,651 shares of Common Stock issued and outstanding, 8,505,472 shares of Common Stock reserved for issuance upon exchange of issued and outstanding Common Units and 903,500 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options. Shares of Common Stock currently outstanding are quoted in the Nasdaq National Market under the trading symbol "PRME".

         The Charter of the Company provides for the Board to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Charter with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting.

         Subject to the right of the holders of Preferred Stock to elect directors under certain circumstances, directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors.

         All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the Board out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

         Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         The Charter contains certain restrictions on the number of shares of Capital Stock, defined to include all classes of capital stock that the Company shall have authority to issue, including Senior Preferred Stock, Convertible Preferred Stock, Preferred Stock and Common Stock, that stockholders may own. For the Company to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of a taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the Company intends to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of capital stock.

         Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Common Stock (the "Common Ownership Limit"). The Common Ownership Limit will not apply, however, to holders of shares of Common Stock who acquire shares of Common Stock in excess of the Common Ownership Limit solely by reason of the conversion of shares of Convertible Preferred Stock owned by such holder into shares of Common Stock; provided, however, that no such holder may own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant.

         Subject to certain exceptions specified in the Charter, no holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or beneficially own shares of Convertible Preferred Stock if, as a result of such acquisition or beneficial ownership, such holder beneficially owns shares of capital stock (including all classes) of the Company in excess of 9.9% of the value of the Company's outstanding capital stock (the "Convertible Preferred Ownership Limit"). There are no restrictions on the ability of a holder of shares of Convertible Preferred Stock to convert such shares into shares of Common Stock even if, as a result of such conversion, the holder will own shares of Common Stock in excess of the Common Ownership Limit. However, no person may acquire or own share of Convertible Preferred Stock or shares of Common Stock to the extent that the aggregate of the shares of Common Stock owned by such holder and the shares of Common Stock that would be issued to such holder upon conversion of all the shares of Convertible Preferred Stock then owned by such holder, assuming that all of the outstanding shares of Convertible Preferred Stock were converted into Common Stock at such time, exceeds 9.9% of the total shares of Common Stock on a fully diluted basis (taking into account the shares of Common Stock actually outstanding and the shares of Common Stock that would be issued if all of the outstanding shares of Convertible Preferred Stock were converted into shares of Common Stock, but without regard to the shares of Common Stock issuable in exchange for Common Units).

         Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 10.0% of the outstanding shares of Senior Preferred Stock, and no holder that owns an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant, may own, directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Senior Preferred Stock (the "Senior Preferred Ownership Limit"). The Senior Preferred Ownership Limit does not apply, however, to holders who acquired shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit directly from Friedman, Billings, Ramsey & Co., Inc. in connection with the Initial Public Offering ("Initial Senior Preferred Holders"), provided, however, that (i) such holder may not own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant and (ii) such holder's ownership of Senior Preferred Stock does not cause any "individual" (within the meaning of the Code) to beneficially or constructively own shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit. Initial Senior Preferred Holders will not be able to acquire additional shares of Senior Preferred Stock in excess of the Senior Preferred Ownership Limit.

         Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's Stock if such ownership or acquisition (i) would cause more than 50% in value of Company's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT.

         The Board may,  subject to the  receipt of certain  representations  as required by the Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. In addition, under the Charter, certain parties will not be subject to the Common Stock Ownership Limit in the event such parties (i) deliver to the Company either a ruling from the IRS or an opinion from nationally recognized tax counsel that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.9% of the outstanding Common Stock and (ii) represent to the Company that it does not and will not own more than a 9.9% interest in any tenant of the Company.

         If any stockholder purports to transfer capital stock to a person and either the transfer would result in the Company failing to qualify as a REIT, or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock, and the stockholder will be deemed to have transferred the capital stock to the Company in exchange for Excess Stock of the same class or classes as were purportedly transferred, which Excess Stock will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of capital stock that cause the applicable ownership restriction to be exceeded for an equal number of shares of Excess Stock of the appropriate class, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been exchanged for Excess Stock shall be repaid to the Company upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for Excess

Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by the Company, on the date the Company accepts the offer to sell). For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The shares of Excess Stock so transferred will automatically be deemed reexchanged for the appropriate shares of capital stock. In addition, the Company will have the right to purchase the Excess Stock for a period of 90 days at a price equal to the Limitation Price.

         An  automatic  redemption  will occur to prevent any  violation  of the
Convertible Preferred Ownership Limit that would not have occurred but for a conversion of Convertible Preferred Stock, or a redemption or open market purchase of Convertible Preferred Stock by the Company (each a "Corporation Induced Event"). In the event of any such automatic redemption, the redemption price of each share of Convertible Preferred Stock redeemed will be (x) if a purported acquisition of Convertible Preferred Stock in which full value was paid for such Convertible Preferred Stock caused the redemption, the price per share paid for the Convertible Preferred Stock, or (y) if the transaction that resulted in the redemption was not an acquisition in which the full value was paid for such Convertible Preferred Stock (e.g., a gift or Corporation Induced Event relating to stock held by others), a price per share equal to the market price on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed shares of Convertible Preferred Stock (prior to the discovery by the Company that such shares have been automatically redeemed by the Company as described above) will be required to be repaid to the Company upon demand. An automatic redemption also will occur with respect to Senior Preferred Stock under similar circumstances as those described above. The Board shall have authority at any time to waive the requirements that Excess Stock is deemed to be outstanding, or any such redemption would in the opinion of nationally recognized tax counsel jeopardize the status of the Company as a REIT for federal income tax purposes.

         If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

         All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Senior Preferred Stock, Convertible Preferred Stock or Common Stock must file a written notice with the Company containing the information specified in the Charter no later than January 30 of each year. Furthermore, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of such capital stock on the Company's status as a REIT.

         The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board, and consequently, stockholders may be unable to realize a premium for their shares over the then prevailing market price which is customarily associated with such acquisitions.

                     DESCRIPTION OF THE WARRANTS TO PURCHASE
                         COMMON STOCK OR PREFERRED STOCK

         The Company has no Common Stock Warrants and Preferred Stock Warrants (collectively, the "Warrants") outstanding. The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

         The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain Federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The exercise of any such Warrants will be subject to and limited by the transfer and ownership restrictions in the Company's Charter. See "Description of Common Stock -- Restrictions on Ownership and Transfer."

                              PLAN OF DISTRIBUTION

         The Company may sell Offered Securities to or through one or more underwriters, and also may sell Offered Securities directly to other purchasers or through agents.

         The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Offered Securities, underwriters may receive compensation from the Company or from purchasers of Offered Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Offered Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock or the Convertible Preferred Stock which have been authorized for inclusion in the Nasdaq National Market under the trading symbol "PRME" and "PRMEP", respectively, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares or Warrants on an exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

         Under agreements the Company may enter into, underwriters, dealers, and agents who participate in the distribution of Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the

Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

         The legality of the Offered Securities will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. The Honorable James R. Thompson, a partner in Winston & Strawn, is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of Prime Retail, Inc. appearing in the Company's Annual Report (Form 10-K/A-1) for the year ended December 31, 1995, and the statements of revenue and certain expenses of Grove City Factory Shops and the JMJ Acquired Properties for the year ended December 31, 1995 included in the Prime Retail, Inc. Current Report on Form 8-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration Fee..................................................    $30,300.03
NASD Fee..........................................................     30,500.00
Printing and Engraving Expenses...................................     75,000.00
Legal Fees and Expenses...........................................    100,000.00
Accounting Fees and Expenses......................................     50,000.00
Blue Sky Fees and Expenses........................................     20,000.00
Miscellaneous.....................................................      9,199.97
                                                                      ----------
         Total...................................................    $315,000.00
                                                                     ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter and Bylaws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law ("MGCL") provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a director, officer, employee or agent of a corporation, or is or was serving as a director, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the Board, so long as a person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, had no reason to believe that his or her conduct was unlawful.

         The Company's officers and directors are also indemnified pursuant to the Operating Partnership Agreement and their respective employment agreements, which agreements were filed in connection with the Company's Registration
Statement on Form S-11 (File No. 33-68536) pursuant to the Initial Public Offering.

         The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 16.  EXHIBITS.

         1.1  -   Form of Underwriting Agreement for Equity Securities (1)

         4.1  -   Form of Common Stock Warrant Agreement (1)

         4.2  -   Form of Preferred Stock Warrant Agreement (1)

         4.3  -   Form of Articles of Restatement for the Preferred Stock (1)

         4.4  -   Form of Preferred Stock Certificate (1)

         4.5  -   Form of Deposit Agreement (1)

         5.1  -   Opinion of Winston & Strawn

         12.1 - Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

         23.1 -   Consent of Ernst & Young L.L.P.

         23.2 -   Consent of Winston & Strawn (included in Exhibit 5.1)

         24.1 -   Powers of Attorney (included on the signature page hereof)

---------------------------
            (1) To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby further undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's
         annual report   pursuant  to section 15(d) of  the Securities  Exchange
         1934) that is incorporated by reference in the Registration Statement Act of shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant further undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 10th day of January, 1997.

                              PRIME RETAIL, INC.

                              By:    /s/ C. Alan Schroeder
                                     ----------------------------------------
                                     C. Alan Schroeder
                                     Senior Vice President and General Counsel

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Abraham Rosenthal, William H. Carpenter, Jr., Robert P. Mulreaney and C. Alan Schroeder as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 10, 1997 by the following persons in the capacities indicated:

SIGNATURE                                    TITLE
---------                                    -----

/s/ Michael W. Reschke                       Chairman of the Board and Director
----------------------------
Michael W. Reschke

/s/ Abraham Rosenthal                        Chief Executive Officer (Principal
----------------------------                   Executive Officer) and Director
Abraham Rosenthal

/s/ William H. Carpenter, Jr.                President, Chief Operating Officer
----------------------------                   and Director
William H. Carpenter, Jr.

/s/ Robert P. Mulreaney                      Executive Vice President - Chief
----------------------------                   Financial Officer and Treasurer
Robert P. Mulreaney                            (Principal Financial Officer and
                                               Principal Accounting Officer)

/s/ Terence C. Golden                        Director
----------------------------
Terence C. Golden.

/s/ Kenneth A. Randall                       Director
----------------------------
Kenneth A. Randall

/s/ James R. Thompson                        Director
----------------------------
James R. Thompson

/s/ Marvin S. Traub                          Director
----------------------------
Marvin S. Traub

                                  EXHIBIT INDEX
                                  -------------


                                                                      SEQUENTIAL
EXHIBIT                                                                  PAGE
NUMBER                        DESCRIPTION                               NUMBER
------                        -----------                             ----------

5.1 Opinion of Winston & Strawn as to the legality of the securities being registered

12.1      Calculation of Ratios of Earnings to Combined
          Fixed Charges and Preferred Stock Dividends

23.1      Consent of Ernst & Young LLP

23.2 Consent of Winston & Strawn (included in their opinion filed as Exhibit 5.1)

24.1      Powers of Attorney (included on the signature page hereof)